UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

BROOKE CAPITAL CORPORATION
 (Exact name of registrant as specified in its charter)

Kansas	0-25679	48-118574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 College Boulevard Overland Park, Kansas	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 661-0123

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement

On December 12, 2007, Brooke Capital Corporation (“Capital”) agreed to terminate a February 14, 2007 purchase agreement under which Capital would acquire Brooke Savings Bank, a federal savings bank, from Brooke Brokerage Corporation (“BBC”). Pursuant to the terms of the purchase agreement (the “Bank Purchase Agreement”), Capital contracted to acquire all the issued and outstanding capital stock of Brooke Savings Bank from BBC, a wholly owned subsidiary of Brooke Corporation, in exchange for shares of Capital common stock. Brooke Corporation is also Capital’s controlling stockholder, holding over a majority of Capital common stock.

Capital’s agreement to terminate the Bank Purchase Agreement follows satisfaction of the last of the two conditions imposed by Capital’s board as conditions to foregoing the Brooke Savings Bank business opportunity.

As previously reported, Brooke Corporation and BBC requested, subsequent to February 14, 2007, that Capital and BBC terminate the Bank Purchase Agreement by mutual agreement. After consideration of this request and Capital’s then current strategic direction, Capital’s board of directors determined that termination of the Bank Purchase Agreement would be in the best interests of Capital and its stockholders, subject to the prior effectiveness of an agreement and plan of merger under which Brooke Franchise Corporation, another wholly owned subsidiary of Brooke Corporation, would be merged with and into Capital. This condition was satisfied with effectiveness of the agreement and plan of merger on November 15, 2007.

The Capital board also conditioned termination of the Bank Purchase Agreement on Capital being reimbursed for all or a portion of the costs or expenses incurred by it in pursuing the transaction at such levels as Capital’s Independent Directors Committee determined to be fair and equitable to Capital. This second condition to termination was satisfied on December 12, 2007 when BBC agreed to pay Capital the amount of $151,542 in reimbursement of all of the costs and expenses incurred by Capital in pursuing the Brooke Savings Bank acquisition. Capital’s Independent Directors Committee negotiated the terms of the reimbursement on behalf of Capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brooke Capital Corporation
(Registrant)

Date: December 17, 2007

By /s/ Kyle L Garst
(Signature)
Kyle L. Garst, President and
Chief Executive Officer